Exhibit 10.7
AMENDMENT NUMBER 3
AMERICAN NATIONAL INSURANCE COMPANY
NON-QUALIFIED RETIREMENT PLAN
This Amendment Number 3 (the “Amendment”) to the American National Insurance Company Non-Qualified Retirement Plan (the “Plan”) is made this 30th day of December, 2008, by American National Insurance Company (the “Employer”).
W I T N E S S E T H:
WHEREAS, the Employer maintains the Plan;
WHEREAS, the Board of Directors (the “Board”) of the Employer desires the benefits accrued and vested under the Plan as of December 31, 2004 for Participants that were in pay status as of December 31, 2004 to be grandfathered under the tax rules in effect prior to the effective date of Section 409A of the Internal Revenue Code pursuant to the relief set forth in Notice 2005-1; and
WHEREAS, the Board desires that, with the exception of Participants that were in pay status as of December 31, 2004, all Participant deferrals cease and that no new Participants begin participating in the Plan after December 31, 2004; and
WHEREAS, the Board desires that effective January 1, 2005, with the exception of Participants that were in pay status as of December 31, 2004, all Participants in the Plan be transferred to and receive their Accrued Benefits pursuant to the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees, a plan that is intended to comply with the requirements of Section 409A; and
WHEREAS, the Plan may be amended by the Board of Directors of the Employer pursuant to Section 6.2 of the Plan, and
WHEREAS, the Board authorized this Amendment to the Plan at their meeting of October 25, 2007.
NOW, THEREFORE, the Plan shall be, and is hereby amended, effective January 1, 2007, as follows:
1. Sub-section (e) of Article 1.2 shall be modified by the addition of the following paragraph:
“Other provisions notwithstanding, for purposes of calculating benefits to be paid pursuant to this Retirement Plan, the proceeds a Participant received during 2007 from the sale of shares awarded under the American National 2001 Stock and Incentive Plan for Development and Growth of the Farm Family Companies shall be included.”

2. Article 6.5 of the Plan is deleted in its entirety and replaced with the following revised Article 6.5:
“6.5 Interest In Agreement Nonassignable:
“A Participant shall not have any right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments under this Plan. Payments will not be subject to the claim of any creditor of an Eligible Employee, nor can payments be taken in execution by attachment or garnishment or by any other legal or equitable proceeding.”
Except as amended and modified by this Amendment, all other terms of the Plan shall remain unchanged.
IN WITNESS WHEREOF, this Amendment has been executed the day and year first above written.

AMERICAN NATIONAL INSURANCE COMPANY

G. Richard Ferdinandtsen
President, Chief Operating Officer

AMENDMENT NUMBER 2
AMERICAN NATIONAL INSURANCE COMPANY NON-QUALIFIED
RETIREMENT PLAN
This Amendment Number 2 (“Amendment”) to the American National Insurance Company Non-Qualified Retirement Plan (the “Plan”) is made this 30th day of December, 2008, by American National Insurance Company (the “Employer”).
W I T N E S S E T H:
WHEREAS, the Employer maintains the Plan;
WHEREAS, the Board of Directors (the “Board”) of the Employer desires the benefits accrued and vested under the Plan as of December 31, 2004 for Participants that were in pay status as of December 31, 2004 to be grandfathered under the tax rules in effect prior to the effective date of Section 409A of the Internal Revenue Code pursuant to the relief set forth in Notice 2005-1; and
WHEREAS, the Board desires that, with the exception of Participants that were in pay status as of December 31, 2004, all Participant deferrals cease and that no new Participants begin participating in the Plan after December 31, 2004; and
WHEREAS, the Board desires that effective January 1, 2005, with the exception of Participants that were in pay status as of December 31, 2004, all Participants in the Plan be transferred to and receive their Accrued Benefits pursuant to the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees, a plan that is intended to comply with the requirements of Section 409A; and
WHEREAS, the Plan may be amended by the Board of Directors of the Employer pursuant to Section 6.2 of the Plan, and
WHEREAS, the Board authorized this Amendment to the Plan at their meetings of December 15, 2006 and October 25, 2007.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2005:
1. Article 4.1 of the Plan is deleted in its entirety and replaced with the following revised Article 4.1:
“4.1 Normal Retirement Benefit
“The benefit to be paid pursuant to this Plan to a Participant who retires at his Normal Retirement Date shall be equal to:
“(a) the benefit which would have been payable at the Participant’s Normal Retirement Date under the Qualified Plan, based upon its terms as in effect at such Normal Retirement Date, with the following adjustments: (i) without regard to limitations applicable under Code Sections 401(a)(17) and 415, (ii) without taking into account any minimum benefit provision that existed as Section 5.1(b) of the Qualified Plan as effective on June 1, 1985, and as it may subsequently be amended, and (iii) including Special Service; less
“(b) the benefit which actually becomes payable under the terms of the Qualified Plan at the Participant’s Normal Retirement Date.
“The foregoing benefit shall be payable as of the Participant’s Normal Retirement Date, in accordance with Article V hereof as to form and duration of payment.
“In-service Retirement Benefits may be provided hereunder to the Chairman of the Board or Chief Operating Officer only, commencing at a date of his election (subsequent to his attainment of age 65). In that case, accrual of additional benefits on account of increase in average annual compensation or credited benefit service, after the commencement of the in-service benefits, shall also be calculated and credited monthly, and shall increase the total benefits paid thereafter.
“Additional benefits shall be provided hereunder when calculating benefits under Articles 4.1(a), 4.2(a), 4.3(a), or 4.4(a) for the Chairman of the Board or Chief Operating Officer only, by waiving the 35 year cap on credited benefit service contained in Section 5.1 of the Qualified Plan, (supplemental schedule 1). Up to 45 years maximum benefit service shall be granted.
“Provided, however, for purposes of calculating benefits to be paid pursuant to this Plan, the amounts of any remuneration in the form of:
“(i)	income resulting from grants of Restricted Stock or Stock Appreciation Rights on or after July 25, 2002 pursuant to the American National Insurance Company 1999 Stock and Incentive Plan, other than dividends paid on Restricted Stock prior to the vesting thereof; and
“(ii)	in-service payments under this Plan or any other tax-qualified or non-qualified employee benefit plan shall be excluded.”

2. The following paragraph is added to the Plan:
“Notwithstanding anything in the Plan to the contrary, with the exception of Participants that were in pay status as of December 31, 2004, no additional deferred amounts shall be allowed or benefits accrued after December 31, 2004 and no person shall become a Participant in the Plan after December 31, 2004. In addition, all Participants not in pay status as of December 31, 2004 shall be transferred to and receive their Accrued Benefits pursuant to the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees, a plan that is intended to comply with the requirements of Section 409A.”
Except as amended and modified by this Amendment, all other terms of the Plan shall remain unchanged.
IN WITNESS WHEREOF, this Amendment has been executed the day and year first above written.

AMERICAN NATIONAL INSURANCE COMPANY

G. Richard Ferdinandtsen
President, Chief Operating Officer

Amendment Number 1 to the
AMERICAN NATIONAL INSURANCE COMPANY NON-QUALIFIED
RETIREMENT PLAN
Whereas the American National Insurance Company(Company) Board of Directors authorized certain amendments to the above noted plan(Retirement Plan) at their ¶meetings of April 27, 2001 and April 26, 2002.
Now, Therefore, the following Articles of said plan will be amended as follows:
Article 1.2 (Definitions) of the Retirement Plan shall include the following additional paragraphs in sub-section p. and q., respectively;
“Special Service shall include service with American Security Life Insurance Company, of San Antonio, Texas.”
“Qualified Plan shall also be construed to include, as an offset to benefits paid hereunder, any benefits provided under the Retirement Plan for Employees of American Security Life Insurance Company, of San Antonio, Texas.”
In addition, sub-section e. of Article 1.2 shall be modified by deleting the word “total cash remuneration, and replacing them with the words “total remuneration.”
Article 4.1 of the Retirement Plan shall be amended by the addition of the following paragraphs;
“In-service Retirement Benefits may be provided hereunder to the Chairman of the Board or Chief Operating Officer only, commencing at a date of his election (subsequent to his attainment of age 65). In that case, accrual of additional benefits on account of increase in average annual compensation or credited benefit service, after the commencement of the in-service benefits, shall also be calculated and credited monthly, and shall increase the total benefits paid thereafter. The Company may at its discretion pay a level amount for a twelve month period and defer monthly increases to the following anniversary of the retirement benefit commencement date, at which time any unpaid increases shall be paid in a lump sum.”
“Additional benefits shall be provided hereunder when calculating benefits under Articles 4.1(a), 4.2 (a), 4.3 (a), or 4.4 (a) for the Chairman of the Board or Chief Operating Officer only, by waiving the 35 year cap on credited benefit service contained in Section 5.1 of the Qualified Plan,(supplemental schedule 1). Up to 45 years maximum benefit service shall be granted.
Provided, however, for purposes of calculating benefits to be paid pursuant to this Retirement Plan, the amounts of any remuneration in the form of
(i)	income resulting from grants of Restricted Stock or Stock Appreciation Rights on or after July 25, 2002 pursuant to the American National Insurance Company 1999 Stock and Incentive Plan, other than dividends paid on Restricted Stock prior to the vesting thereof; and
(ii)	“in service” payments under this Retirement Plan or any other tax-qualified or non-qualified employee benefit plan shall be excluded.

Article 5.1 of the Retirement Plan shall be amended to add the following paragraph;
“In addition, a special form of life payment shall be made available to the Chairman of the Board or Chief Operating Officer only that provides for a life payment in the amount of the normal form (life only) benefit , but additionally guarantees payment of a death benefit to each of such officer’s beneficiaries at the death of such officer. The death benefit payable to such officer’s beneficiaries under this Article 5.1 shall be (i) equal to the amount of such officer’s pension payment being paid at the time of such officer’s death and (ii) paid to such beneficiaries for the period of time that, when added to the period of time such officer has received such life payment under Article 5.1, will equal twenty-one (21) years.”
IN WITNESS WHEREOF, this Amendment No. 1 has been executed by the duly authorized and empowered officers of the Company this 26th day of July, 2002.

Gerald A. Schillaci
Asst. Vice President and Actuary

J. Mark Flippin
Witness Secretary

AMERICAN NATIONAL INSURANCE COMPANY
NON-QUALIFIED RETIREMENT PLAN
Effective
July 25, 1991

AMERICAN NATIONAL INSURANCE COMPANY
NON-QUALIFIED RETIREMENT PLAN
Table of Contents

Page

ARTICLE I — Purpose, Definitions and Construction
1.1 Purpose of the Plan	1
1.2 Definitions	1
1.3 Construction	3

ARTICLE II — Eligibility
2.1 Eligibility Requirements	3

ARTICLE III — Funding
3.1 Funding	3

ARTICLE IV — Benefits Under the Plan
4.1 Normal Retirement Benefit	3
4.2 Late Retirement Benefit	4
4.3 Early Retirement Benefit	4
4.4 Benefit At Termination of Employment	5
4.5 Pre-Retirement Death Benefit	6

ARTICLE V — Determination of Payment of Account
5.1 Form of Payment	6
5.2 Special Payment Provision	9

ARTICLE VI — Miscellaneous
6.1 Administration of the Plan	7
6.2 Amendment of the Plan	7
6.3 Termination of the Plan	7
6.4 Notices to Participants	7
6.5 Non-Alienation	7

ARTICLE I
PURPOSE, DEFINITIONS AND CONSTRUCTION
1.1 Purpose of the Plan
This Plan is established by the Employer to provide an additional benefit for certain select management employees, who are defined below, to augment the retirement benefit which is otherwise provided to such employees under the tax qualified defined benefit plan maintained by the Employer. This Plan is not intended to, and does not, qualify under’ Sections 401(a) and 501(a) of the Internal Revenue Code, and is designed to be exempt from the requirements of the Employee Retirement Income Security Act.
1.2 Definitions
The following terms, when found in the Plan, shall have the meanings set forth below:
(a) Accrued Benefit: The benefit determined under Article IV hereof, payable at the Participant’s Normal Retirement Date, which has accrued at any time under the provisions of the Plan, determined as if the Participant had then terminated his employment with the Employer.
(b) Actuarial Equivalent: The equivalent in value of amounts expected to be received under the Plan under different forms of payment, determined based upon an interest assumption of eight and one—half percent (8.5%) and a mortality assumption based on the 1984 Unisex Pension (UP84) Mortality Table. Provided, however, as to the payment of a single sum distribution, the interest rate to be used shall be the rate that would be used by the Pension Benefit Guaranty Corporation, as of the first day of the month prior to the month in which the payment is to be made, to determine a single sum distribution on plan termination.
(c) Beneficiary: The person(s) and/or the trust(s) created for the benefit of a person or persons who are the natural object of the Participant’s bounty, or the Participant’s estate, whichever is designated by the Participant to receive the benefits payable hereunder upon his death.
(d) Code: The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor.
(e) Compensation: Compensation shall be the total cash remuneration paid by the Employer during each Plan Year as reported on Form W-2 or its subsequent equivalent, including bonuses, fees, commissions, and amounts deferred under Code Sections 401(k) and 125, but excluding non- taxable fringe benefits provided by the Employer under its tax—qualified plans. Compensation hereunder shall not be subject to any limitations applicable to tax-qualified plans, such as pursuant to Code Sections 401(a)(17) or 415.

(f) Early Retirement Date: The first day of the month which is prior to a Participant’s Normal Retirement Date, but follows his attainment of age fifty-five (55), completion of twenty (20) Years of Service, and his termination of employment from the Employer.
(g) Effective Date: July 25, 1991.
(h) Eligible Employee: A person employed by the Employer in the position of Executive Vice President or above. However, no person who is an employee of the Employer shall be selected as an Eligible Employee except a member of the select group of management or highly compensated employees of the Employer, as such term is defined under Section 201 of the Employee Retirement Income Security Act of 1974, and regulations and rulings promulgated thereunder by the Department of Labor.
(i) Employer: American National Insurance Company, a corporation organized and existing under the laws of the State of Texas, and any successor or successors.
(j) Hour of Service: An Hour of Service is each hour for which the Participant is paid by virtue of his employment with the Employer, including hours paid but not worked, and including hours completed prior to the date he actually becomes a Participant hereunder.
(k) Normal Retirement Age: The date on which a Participant attains age sixty-five (65).
(l) Normal Retirement Date: The first day of the month coincident with or next following a Participant’s Normal Retirement Age.
(m) Participant: An Eligible Employee who has met the requirements of Section 2.1 hereof, and whose participation has not been terminated.
(n) Plan: The American National Insurance Company Non—Qualified Retirement Plan, as set forth herein, and as it may be amended from time to time.
(o) Plan Year: The twelve month period beginning on June 1 of each year and ending on the subsequent May 31.
(p) Qualified Plan: The Retirement Plan for Home Office Non—Bargaining Unit Employees of American National Insurance Company, as it may be amended from time-to-time.
(q) Service: The period of a Participant’s employment considered in the determination of his eligibility hereunder and in the calculation of the vested amount of his benefits. A Participant’s Service shall be determined in twelve (12) month periods, commencing with the twelve (12) month period that begins on his date of hire with the Employer, and thereafter based on Plan Years, including the Plan Year within which falls his date of hire. During such twelve (12) month periods, a Year of Service will be granted if the Participant completes at least one thousand (1,000) Hours of Service.

Service hereunder shall also include “Special Service” which is service as a Director (of the Board of Directors of the Employer) not coterminous with service as an Employee. Regardless of Hours of Service completed, such Special Service shall be granted for each completed month during which such Special Service is performed. A Year of Service, for this purpose, shall therefore be any twelve (12) months of Special Service.
1.3 Construction
The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.
ARTICLE II
ELIGIBILITY
2. 1 Eligibility Requirements
An Eligible Employee shall become a Participant hereunder as of the first day of the month following the date the Employee completes one (1) Year of Service.
ARTICLE III
FUNDING
3.1 Funding
The Employer is under no obligation to earmark or set aside any funds toward the funding of this Plan, and all benefits accrued hereunder shall be paid from the general assets of the Employer.
ARTICLE IV
BENEFITS UNDER THE PLAN
4.1 Normal Retirement Benefit
The benefit to be paid pursuant to this Plan to a Participant who retires at his Normal Retirement Date shall be equal to a. less b., where:
(a) equals the benefit which would have been payable at the Participant’s Normal Retirement Date under the Qualified Plan, based upon its terms as in effect at such Normal Retirement Date, with the following adjustments: (i) without regard to limitations applicable under Code Sections 401(a)(17) and 415, (ii) without taking into account any minimum benefit provision that existed as Section 5.1(b) of the Qualified Plan as effective on June 1, 1985, and as it may subsequently be amended, and (iii) including Special Service; and

(b) equals the benefit which actually becomes payable under the terms of the Qualified Plan at the Participant’s Normal Retirement Date.
The foregoing benefit shall be payable as of the Participant’s Normal Retirement Date, in accordance with Article V hereof as to form and duration of payment.
4.2 Late Retirement Benefit
The benefit to be paid pursuant to this Plan to a Participant who retires after his Normal Retirement Date shall be equal to a. less b., where:
(a) equals the Actuarial Equivalent of the benefit which would have been payable at the Participant’s Normal Retirement Date under the Qualified Plan, based upon its terms as in effect at such Normal Retirement Date, with the following adjustments: (i) without regard to limitations applicable under Code Sections 401(a)(17) and 415, (ii) without taking into account any minimum benefit provision that existed as Section 5.1(b) of the Qualified Plan as effective on June 1, 1985, and as it may subsequently be amended, and (iii) including Special Service; and
(b) equals the benefit which actually becomes payable under the terms of the Qualified Plan at the Participant’s Late Retirement Date.
The foregoing benefit shall be payable as of the first day of the month following the Participant’s termination of employment from the Employer, in accordance with Article V hereof as to form and duration of payment.
4.3 Early Retirement Benefit
The benefit to be paid pursuant to this Plan to a Participant who retires before his Normal Retirement Date shall be equal to a. less b., where:
(a) equals the benefit which would have been payable at the Participant’s Normal Retirement Date under the Qualified Plan based upon its terms as in effect at the Participant’s date of early retirement, without regard to limitations applicable under Code Sections 401(a)(17) and 415, and including Special Service, multiplied by a fraction, the numerator of which is his years of Service as of his Early Retirement Date, and the denominator of which is his years of Service he would have earned had his employment continued uninterrupted to his Normal Retirement Date, and
(b) equals the benefit which would be payable under the terms of the Qualified Plan if his retirement under such plan were effective as of the same date.

The foregoing benefit shall be payable as of the Participant’s Early Retirement Date, in accordance with Article V hereof as to form and duration of payment. Such benefit shall be reduced to reflect earlier commencement, by one fifteenth (1/15th) for each of the first five (5) years and one thirtieth (1/30th) for each of the next five (5) years by which the Early Retirement Date precedes the Participant’s Normal Retirement Date, with such reduction interpolated between whole years by completed months.
4.4 Benefit at Termination of Employment
The benefit to be paid pursuant to this Plan to a Participant who terminates his employment at a time when he is not entitled to a Normal Retirement, Late Retirement, Early Retirement, or Death Benefit shall be equal to a. less b., multiplied by c., where:
(a) equals the benefit which would have been payable at the Participant’s Normal Retirement Date under the Qualified Plan based upon its terms as in effect at the Participant’s date of termination, without regard to limitations applicable under Code Sections 401(a)(17) and 415, and including Special Service, multiplied by a fraction, the numerator of which is his years of Service as of his date of termination of employment with the Employer, and the denominator of which is his years of Service he would have earned had his employment continued uninterrupted to his Normal Retirement Date; and
(b) equals the benefit which would be payable under the terms of the Qualified Plan if his retirement under such plan were effective as of the same date; and
(c) is a percentage based on the following:

Years of Service	Percent

Less than 3 years	0%
3 years	20%
4 years	40%
5 years	60%
6 years	80%
7 years of more	100%
The foregoing benefit shall be payable as of the Participant’s Normal Retirement Date, unless at his date of termination of employment with the Employer he had completed at least twenty (20) years of Service, in which event it shall be payable as of the first day of the month coincident with or following his fifty-fifth (55th) birthday, reduced in accordance with the provisions of Section 4.3 hereof. The benefit shall be paid in accordance with Article V hereof as to form and duration of payment.

4.5 Pre-Retirement Death Benefit
If a Participant dies while in the active service of the Employer, his Beneficiary shall be entitled to receive the Actuarial Equivalent of his Accrued Benefit that would have been payable at his Normal Retirement Date. Such benefit shall be payable as of the first day of the month coinciding with or next following the date of the Participant’s death, in accordance with Article V hereof as to form and duration of payment.
If a Participant dies following his termination of employment at a time when he is entitled to a deferred benefit under Section 4.4 hereof, his Beneficiary shall be entitled to receive the Actuarial Equivalent of his vested Accrued Benefit that would have been payable at his Normal Retirement Date. Such benefit shall be payable as of the first day of the month coinciding with or next following the date of the Participant’s death, in accordance with Article V hereof as to form and duration of payment.
ARTICLE V
DETERMINATION OF PAYMENT OF ACCOUNT
5.1 Form of Payment
A Participant or Beneficiary entitled to payment shall receive his vested Accrued Benefit payable either (i) in the form of an annuity purchased from a commercial insurer, in a form as available from such insurer, and based on the applicable market rates at that time, or (ii) in the form of an Actuarially Equivalent single sum value. An election shall be made available, as of the later of the date of execution of this Plan or the Participant’s date of participation, and such election shall provide that payment of the Participant’s benefit, at whatever date it becomes payable, shall be made in one of the two permitted forms. Further, such election shall allow such Participants to elect to receive payment, notwithstanding any other provisions of this Plan, either at the earlier of date of termination of employment from the Employer or Normal Retirement Date, or the later of date of termination of employment from the Employer or Normal Retirement Date. The election shall be provided only one time, shall be made in writing, and shall be irrevocable.
If an election of an annuity is made, the election of a specific form of payment under the annuity contract shall be made in writing, at the time of election, and shall be irrevocable.
A Participant or Beneficiary entitled to payment in the form of an annuity shall at no time have any ownership rights with respect to any annuity contract purchased by the Employer to satisfy its liabilities under this Plan.

ARTICLE VI
MISCELLANEOUS
6.1 Administration of the Plan
The Plan shall be administered by the Employer. The books and records of the Plan shall be maintained by the Employer at its expense, and no member of the Board of Directors of the Employer, or any employee of the Employer acting on its behalf shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct.
6.2 Amendment of the Plan
The Plan may be amended, in whole or in part, from time-to-time, by the Board of Directors of the Employer, without the consent of any other party.
No amendment to the Plan will be effective to the extent that it has the effect of decreasing a Participant’s accrued benefit.
6.3 Termination of the Plan
The Plan may be terminated, at any time, by action of the Board of Directors, without the consent of any other party. The termination of this Plan shall not result in the granting of any additional rights to any Participant, such as full vesting of his Account, except as already provided under the terms of Article IV hereof nor shall termination of the Plan decrease a Participant’s vested accrued benefit.
6.4 Notices to Participants
From time-to-time, the Employer shall provide a Participant with a statement regarding his Accrued Benefit. Further, a Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.
6.5 Non-Alienation
To the extent permitted by law, the right of any Participant or Beneficiary in any Account balance hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary, and any such Account balance shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
6.6 Claims Procedure
(a) Any Participant, Beneficiary or their duly authorized representative may file a claim for a Plan benefit to which the claimant believes he is entitled. A claim must be in writing and delivered to the Employer in person or by certified mail, postage prepaid. Within ninety (90) days after receipt of a claim, the Employer will send the claimant, by certified mail, postage prepaid, notice of the granting or denying, in whole or in part of the claim, unless special circumstances require the extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial period. If an extension is necessary, the claimant will receive a written notice prior to the expiration of the initial ninety (90) day period. The Employer has full discretion to deny or grant a claim in whole or in part. If notice of the denial of a claim is not furnished in accordance with this paragraph, the claim will be deemed denied and the claimant will be permitted to exercise his right of review under subparagraphs (C) and (d) hereunder.

(b) The Employer will provide to a claimant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to correct the claim and an explanation of why such material is necessary; and (iv) an explanation of the Plan’s claim review procedure.
(c) Within sixty (60) days after receipt by the claimant of written notice of the denial in whole or in part of his claim, the claimant or his duly authorized representative, by written application to the Employer in person or by certified mail, postage prepaid, may request a review of such denial, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of the request for review the Employer will make a prompt decision on the review. The decision on review will be written in a manner calculated to be understood by the claimant, and will include specific reasons for decision and specific references to the pertinent Plan provisions on which the decision is based. The decision on review will be made not later than sixty (60) days after the Employer’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision will be made not later than one hundred twenty (120) days after receipt of a. request for review. If an extension is necessary the claimant will be given written notice of the extension prior to expiration of the initial sixty (60) day period. If notice of the decision On the review is not furnished in accordance with this paragraph, the claim will be deemed denied and the claimant will be permitted to exercise his right to legal remedy pursuant to paragraph (d) below.
(d) After exhaustion of the claims procedure as provided under this Plan, nothing will prevent any person from pursuing any other legal remedy.
IN WITNESS WHEREOF and as conclusive evidence of the adoption of the foregoing instrument comprising the American National Insurance Company Non-Qualified Retirement Plan, AMERICAN NATIONAL INSURANCE COMPANY, as the Employer, has caused its seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this  _____  day of  _____, 19 _____.

ATTEST:	AMERICAN NATIONAL INSURANCE COMPANY

Secretary	Name:
Title: